Exhibit 99.1

January 22, 2018

Thomas K. Equels, chief executive officer of Hemispherx Biopharma would like to draw your attention to a compelling new film that aired January 8 on PBS and documents the failure of the medical establishment to treat Myalgic Encephalomyelitis/Chronic Fatigue Syndrome (ME/CFS) as a serious biological disorder, as compared to a mental disorder, despite overwhelming new evidence the disease is a severe and disabling immune system disorder. According to The Wall Street Journal, the film has made the Oscar Awards short list for best documentary. Unrest can also be viewed on Netflix or on PBS.

To Our Employees, Contractors, Partners and Stockholders:

In our efforts to share important new information about one of the primary disease targets for our drug Ampligen, we are providing a link (http://www.pbs.org/independentlens/videos/unrest/) to the recently released movie “Unrest”, a PBS broadcast by filmmaker Jennifer Brea, who turned the lens on herself and others suffering from severe ME/CFS to document the symptoms associated with ME/CFS, a debilitating disease suffered by more than a million Americans, according to the CDC. I am hereby instructing every Hemispherx employee to watch this film and I urge our affiliates and stockholders to do the same.

Hemispherx lauds Ms. Brea for putting a much-needed international spotlight on this widely misunderstood disease and for describing the biological data showing that ME/CFS is a biological disease with clear immune system manifestations, despite the flawed belief of many in the medical establishment who continue to label it a personality disorder or mental illness in light of overwhelming recent medical and scientific evidence to the contrary.

The documentary shares up-close stories of how physical impairment and the search for treatments literally consumes the lives of many who suffer from ME/CFS. In a tender and lovingly told story, Ms. Brea shares how she lives critically disabled (“I would be sensitive to light and the slightest sounds could cause excruciating pain.”). She shares vignettes of other ME/CFS sufferers from around the world. The 2015 Institute of Medicine report estimated as many as “2.5 million Americans suffer with myalgic encephalomyelitis”.

This sensitive and compassionate film could be a major catalyst in getting physicians to look at ME/CFS for what it truly is, a disease of the immune system rather than a mental disorder. The continuing challenges to victims of ME/CFS caused by this misinformation is compellingly revealed by this film. Internationally, regulators and medical establishments, including ‘Big Pharma,’ need to abandon the flawed thinking that this is a mental disorder and treat ME/CFS with the respect that a biological disorder of the immune system, which affects an estimated 17 million people worldwide, deserves. Until that happens, desperately needed therapies will never become widely available.

Our Chief Scientific and Medical Officer, David R. Strayer, MD, states without reservation that ME/CFS is not a psychological disorder as the medical establishment once thought, but rather it is a severe and disabling biological disorder with immune system manifestation marked by cytokine/inflammatory pathway markers.

I believe that the scientific data that ME/CFS is a biological disorder has become irrefutable. Recently, researchers at Stanford University published data linking blood levels of certain pro-inflammatory cytokines to the severity of disease symptoms in ME/CFS patients. The study, led by Jose Montoya, MD, suggested a relationship between excess inflammation and the disease. In its press release of July 31, 2017, Stanford Medicine stated, “When comparing patients versus control subjects, the researchers found that only two of the 51 cytokines they measured were different. Tumor growth factor beta was higher and resistin was lower in ME/CFS patients. However, the investigators found that the concentrations of 17 of the cytokines tracked disease severity. Thirteen of those 17 cytokines are pro-inflammatory.” The research was published July 31, 2017 in The Proceedings of the National Academy of Sciences (http://www.pnas.org/content/early/2017/07/25/1710519114.full).

Dr. Strayer believes the cytokine signatures could lead to the first laboratory diagnostic of disease severity in ME/CFS. This could clearly inform clinical treatment decisions involving approved medicines that modulate the immune system.

Industry attempts to develop drugs to effectively treat ME/CFS have been long in coming. It is sad but true that the now debunked theories about the cause of ME/CFS disease being mental and treatable by behavioral modifications may have discouraged the development of effective medical solutions for a disease as debilitating and widespread as ME/CFS. Victims of Multiple Sclerosis (MS) were subjected to the same type of misdirected treatment years ago, being commonly misdiagnosed with the psychological disorder ‘hysterical paralysis’, until the advent of the MRI clearly demonstrated brain abnormalities marking MS as a biological disorder. It is time to bring an end to widespread misinformation in ME/CFS! #millionsmissing

Worldwide, the most advanced experimental product for ME/CFS is our drug Ampligenâ (rintatolimod). Based upon YOUR hard work and commitment, Ampligen was approved for severe ME/CFS in Argentina. It is the first and only drug approved as a therapy for ME/CFS anywhere in the world. In the U.S., it completed a Phase 3 trial and a New Drug Application (NDA) is pending at the FDA. The company recently met with the agency and is attempting to negotiate terms and a protocol for the FDA required confirmatory trial in patients with severe ME/CFS. The recent failure of the Norwegian Rituximab Phase 3 study in ME/CFS underscores the challenge that this severely debilitating disease presents. The Rituximab randomized controlled trial enrolled 152 ME/CFS patients and involved a collaboration between five hospitals. No positive treatment effect was reported. This disheartening result follows the inability to show a convincing treatment effect of psychology based Cognitive Therapy during reanalysis of the PACE study. These setbacks of other potential therapies now leave Ampligen as the only approved therapy worldwide and the only late-stage candidate drug with a pending NDA for ME/CFS in the U.S.A.

At Team Hemispherx, we are dedicated to making a difference in people’s lives with good science and good medicine, secure in the knowledge that good business always will follow. Ampligen may hold the opportunity to improve the lives of many ME/CFS sufferers.

Dr. Daniel Peterson, President of Sierra Internal Medicine at Incline Village, and one of Hemispherx’s principal investigator’s for the AMP-511 study stated, “Rintatolimod is a useful drug for a subset of severely ill ME/CFS patients to improve quality of life and functional status. In some cases, the response can be so dramatic that patients return to gainful employment and/or school following treatment. Rintatolimod has an excellent safety profile. In addition there are measurable outcomes to assess the drug’s efficacy, which should be investigated.”

We also see increasing evidence of Ampligen’s potential to make immunotherapies for cancer more effective than they are today. These challenges in resolving unmet medical needs will, if successfully met, save lives. For that reason, this is far more than just a job or just a project. Few people get the chance to look out into the world and say, “We Make a Difference.” This work is your legacy to humanity!

My best to all of you for a happy and successful New Year!

/s/Thomas K. Equels
Chief Executive Officer
Hemispherx Biopharma, Inc.